Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-108396, 333-108398, 333-226518, 333-258333 and 333-281550 and Form S-8 Nos. 333-47400, 333-61224, 333-86110, 333-98939, 333-108390, 333-120405, 333-124701, 333-126990, 333-152968, 333-161025, 333-166700, 333-170349, 333-176113, 333-197980, 333-206084, 333-212842, 333-219832, 333-226524, 333-240326, 333-266590, 333-273879 and 333-283231 of DURECT Corporation (the “Company”) of our report dated March 27, 2025, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, relating to the financial statements as of and for the year ended December 31, 2024, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

San Francisco, California

March 27, 2025